Exhibit 10.16

GOLDEN STATE WATER COMPANY

$40,000,000

6.70% Senior Note due March 10, 2019

NOTE PURCHASE AGREEMENT

Dated as of March 10, 2009

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6.	INFORMATION AS TO COMPANY		7
	6.1.	Financial and Business Information	7
	6.2.	Inspection	9
7.	PREPAYMENT OF THE NOTE		9
	7.1.	Optional Prepayments with Redemption Premium	9
	7.2.	Maturity; Surrender, etc	9
	7.3.	Redemption Premium	10
8.	AFFIRMATIVE COVENANTS		10
	8.1.	Insurance	11
	8.2.	Payment of Taxes	11
	8.3.	Corporate Existence, etc	11
	8.4.	Acquire Non-voting Participation Certificates in Purchaser	11
9.	NEGATIVE COVENANTS		11
	9.1.	Disposition of Property	12
	9.2.	Liens on Property; Permitted Encumbrances	12
	9.3.	Merger, Consolidation, etc	12
	9.4.	Change in Business	13
	9.5.	Transactions with Affiliates	13
	9.5.	Restrictions on Sale and Leaseback Transactions	13
10.	FINANCIAL COVENANTS		14
	10.1.	Indebtedness	14
	10.2.	Distributions	14
	10.3.	Rounding	15
	10.4.	Accounting Terms; Covenant Calculations	15
	10.5.	Fiscal Year	15
11.	EVENTS OF DEFAULT		15
12.	REMEDIES ON DEFAULT, ETC		16
	12.1.	Acceleration	16
	12.2.	Other Remedies	17
	12.3.	Rescission	17
	12.4.	No Waivers or Election of Remedies, Expenses, etc	18
13.	PAYMENTS ON NOTE		18
14.	EXPENSES, ETC		18
	14.1.	Transaction Expenses	18

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	14.2.	Survival	18
15.	ENTIRE AGREEMENT		19
16.	AMENDMENT AND WAIVER		19
	16.1.	Requirements	19
	16.2.	Binding Effect, etc	19
17.	NOTICES		19
18.	REPRODUCTION OF DOCUMENTS		19
19.	CONFIDENTIAL INFORMATION		20
20.	MISCELLANEOUS		21
	20.1.	Successors and Assigns	21
	20.2.	Payments Due on Non-Business Days	21
	20.3.	Severability	21
	20.4.	Construction	21
	20.5.	Counterparts	21
	20.6.	Governing Law	22

SCHEDULE A	—	DEFINED TERMS
SCHEDULE 4.7	—	Patents, etc.
SCHEDULE 9.2	—	Liens
EXHIBIT 1	—	Form of 6.70% Senior Note due March 10, 2019

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GOLDEN STATE WATER COMPANY

630 East Foothill Blvd.

San Dimas, California 91773

March 10, 2009

6.70% Senior Note due March 10, 2019

COBANK, ACB

5500 South Quebec Street

Greenwood Village, Colorado 80111

Attention:  Communications and Energy Banking Group

Ladies and Gentlemen:

Golden State Water Company, a California corporation (the “Company”), agrees with CoBank, ACB (the “Purchaser”) as follows:

1.                                      AUTHORIZATION, SALE AND PURCHASE OF NOTE.

Subject to the terms and conditions of this Agreement, the Company will authorize, will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, at the Closing provided for in Section 2, $40,000,000 aggregate principal amount of its 6.70% Senior Note due March 10, 2019 (the “Note”).  The Note shall be substantially in the form set out in Exhibit 1, with such changes, if any, as may be approved by the Purchaser and the Company.  Certain capitalized terms used in this Agreement are defined in Schedule A; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.                                      CLOSING.

The sale and purchase of the Note to be purchased by the Purchaser shall occur at the offices of Sherman & Howard, LLC, 633 17th Street, Denver, Colorado 80302, at 11:00 A.M., (Mountain time), at a closing (the “Closing”) on March 10, 2009 or on such other Business Day thereafter on or prior to March 10, 2009 as may be agreed upon by the Company and the Purchaser (the “Closing Date”).  At the Closing the Company will deliver to the Purchaser the Note in a form of a Note dated the date of the Closing in the Purchaser’s name (or in the name of the Purchaser’s nominee), against delivery by the Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Wells Fargo Bank, ABA No. 121-000248, Account #4584-706535, Account Name:  Golden State Water Company, Ref:  Note Purchase Agreement Proceeds. If at the Closing the Company shall fail to tender the Note to the Purchaser as provided above in this Section 2, or any of the conditions specified in

Section 3 shall not have been fulfilled to the Purchaser’s satisfaction, the Purchaser shall, at the Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment.

3.                                      CONDITIONS TO CLOSING.

The Purchaser’s obligation to purchase and pay for the Note to be sold to the Purchaser at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

3.1.                            Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct in all material respects as of the date hereof and the Closing Date.

3.2.                            Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing in all material respects and after giving effect to the issue and sale of the Note, no Default or Event of Default shall have occurred and be continuing.

3.3.                            Compliance Certificates.

(a)                                  Officer’s Certificate.  The Company shall have delivered to the Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 3.1, 3.2 and 3.7 have been fulfilled.

(b)                                 Secretary’s Certificate.  The Company shall have delivered to the Purchaser a certificate attaching and certifying as to the: (1) organizational documents of the Company; (2) resolutions and other corporate proceedings relating to the authorization, execution and delivery of the Note and the Agreement; (3) names and true ink signatures of the officers of the Company authorized to execute this Agreement, the Note, and the related documents; and (4) due incorporation and good standing of the Company in the State of California.

3.4.                            Opinion of Counsel.

The Purchaser shall have received an opinion, dated the date of the Closing from O’Melveny & Myers LLP, counsel for the Company, in form and substance satisfactory to counsel for Purchaser (and the Company hereby instructs its counsel to deliver such opinion to the Purchaser).

3.5.                            Purchase Permitted by Applicable Law, etc.

On the date of the Closing the Purchaser’s purchase of the Note shall (i) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, and (ii) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by the Purchaser, the Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether such purchase is so permitted.

3.6.                            Payment of Special Counsel Fees.

Without limiting the provisions of Section 14.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchaser’s special counsel up to a maximum amount of $25,000 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

3.7.                            Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 4.5.

3.8.                            Proceedings and Documents.

All corporate proceedings taken in connection with the transactions contemplated by this Agreement and all documents and instruments necessary to the consummation thereof shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser’s special counsel, and the Purchaser and the Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or they may reasonably request.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser that:

4.1.                            Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, other than those jurisdictions as to which the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and corporate authority to conduct its business, to own and lease its Properties and to execute and deliver this Agreement and the Note and to perform the provisions hereof and thereof.  The chief executive offices of the Company are located in San Dimas, California.  All outstanding capital stock of Company is duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities or other Laws.  The Company is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except as disclosed in the Company’s filings with the Securities and Exchange Commission after January 1, 2008 until the date hereof or where the failure so to comply with Laws and other legal requirements applicable to its business, obtain authorizations, etc., file, register, qualify or obtain exemptions could not reasonably be expected to have a Material Adverse Effect.

4.2.                            Authorization, etc.

The execution and delivery by Company of this Agreement and the Note and payment of the Obligations have been duly authorized by all necessary corporate action and do not and will not:

(a)                                  Require any consent or approval not heretofore obtained of any shareholder, security holder or creditor of the Company;

(b)                                 Violate or conflict with any provision of the Company’s articles of incorporation or bylaws;

(c)                                  Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by the Company;

(d)                                 Violate any Requirement of Law applicable to the Company;

(e)                                  Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which the Company is a party or by which the Company or any of its Property is bound or affected;

and the Company is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that could reasonably be expected to have a Material Adverse Effect.

4.3.                            No Governmental Approvals Required.

Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution and delivery by the Company of the Agreement and the Note and payment of the Obligations.

4.4.                            Subsidiary.

The only Subsidiary of the Company is a wholly owned Subsidiary of the Company, California Cities Water Company, Inc., a California corporation.

4.5.                            Financial Statements.

The Company has delivered to the Purchaser (a) the audited consolidated financial statements of the Company and its Subsidiary for the Fiscal Year ended December 31, 2007 and (b) the consolidated financial statements of the Company and its Subsidiary for the Fiscal Quarters ended June 30, 2008 and September 30, 2008.  Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position as of such dates and for such periods in conformity with GAAP consistently applied.

4.6.                            No Other Liabilities, No Material Adverse Changes.

As of the Closing Date, the Company does not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the financial statements described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements, or that could not be reasonably expected to have a Material Adverse Effect.  As of the Closing Date, no circumstance or event has occurred that could reasonably be expected to have a Material Adverse Effect since December 31, 2007.

4.7.                            Intangible Assets.

The Company owns, or possesses the right to use to the extent necessary in its  business, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of its business as now operated, and no such Intangible Asset, to the best knowledge of Company, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person, except, in any such case, to the extent that could not reasonably be expected to have a Material Adverse Effect. Schedule 4.7 sets forth all patents, patent applications, trademarks, trade names and trade styles used by Company at any time within the five (5) year period ending on the Closing Date.

4.8.                            Binding Obligations.

Each of this Agreement and the Note will, when executed and delivered by Company, constitute the legal, valid and binding obligation of the Company, enforceable against Company in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.9.                            No Default.

No event has occurred and is continuing that is a Default or Event of Default.

4.10.                     Regulation U; Investment Company Act.

No part of the proceeds of the Note hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U.  The Company is not or is not required to be registered as an “investment company” under the Investment Company Act of 1940.

4.11.                     Tax Liability.

The Company has filed all tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Company, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Company is at impending risk of being seized, levied upon or forfeited.

4.12.                     Employee Matters.

There is no strike, work stoppage or labor dispute with any union or group of employees pending or, to the best knowledge of the Company overtly threatened involving Company that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.13.                     Fiscal Year.

The Company operates on a fiscal year ending on December 31.

4.14.                     Solvency.

After giving effect to this Agreement (including after giving effect to delivery of the Note under this Agreement as of the Closing Date), the Company shall be Solvent.

4.15.                     Use Of Proceeds.

The Company’s capital expenditure budgets for 2008-2011 include at least $40 million of capital expenditures for projects that will serve rural communities (populations of 20,000 or less).

5.                                      REPRESENTATIONS OF THE PURCHASER.

5.1.                            Purchase for Investment.

The Purchaser represents that the Note represents a loan by the Purchaser. The Purchaser further represents and warrants to the Company that: (A) it is authorized under the laws applicable to it to make the loan and accept the Note as evidence thereof; and (B) it is making the Loan and acquiring the Note for its own account, with no intention of dividing its participation with others or reselling or otherwise distributing the same in violation of the Securities Act of 1933 or applicable state securities laws. The Purchaser understands that the Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Note or to permit the resale of the Note. The Company may place an appropriate legend on the Note concerning the restrictions set forth in this Article 5.

5.2.                            Source of Funds.

The Purchaser represents, as to each source of funds (a “Source”) to be used by the Purchaser to pay the purchase price of the Note to be purchased by the Purchaser hereunder, that the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.  As used in this Section 5.2, the term “employee benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA.

6.                                      INFORMATION AS TO COMPANY.

6.1.                            Financial and Business Information.

The Company shall deliver to the Purchaser:

(a)                                  Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)                                  consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(a);

(b)                                 Annual Statements — within 100 days after the end of each fiscal year of the Company, duplicate copies of,

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)                                  consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(b);

(c)                                  Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d)                                 ERISA Matters — promptly, and in any event within five days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)                                     with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)                                  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)                               any event, transaction or condition that could result in the  imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA, if such liability or Lien, taken together with any other such Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

(e)                                  Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, annual budget, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Note as from time to time may be reasonably requested by the Purchaser.

Information required to be delivered pursuant to this Section 6.1 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange

Commission) shall be deemed to have been delivered on the date on which the Company provides notice to Purchaser that such information has been posted on the Company’s website at the website address listed on the signature page hereof or another website identified in such notice and accessible to the Purchaser without charge; provided that the Company shall provide the Purchaser with paper copies if requested to do so by Purchaser.

6.2.                            Inspection.

The Company shall permit the representatives of the Purchaser:

(a)                                  No Default — if no Default or Event of Default then exists, at the expense of the Purchaser and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, all at such reasonable times and as often as may be reasonably requested in writing; provided, however, that unless the Company otherwise agrees, the Purchaser may only conduct an on-site inspection of the Company following the Closing twice in any fiscal year; and

(b)                                 Default — if a Default or Event of Default then exists, at the reasonable expense of the Company and upon reasonable prior notice to the Company, to visit and inspect any of the offices or properties of the Company, and, to the extent permitted by applicable Law, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times and as often as may be reasonably requested; provided that the Company may, if it so chooses, be present at or participate in any such discussion.

7.                                      PREPAYMENT OF THE NOTE.

7.1.                            Optional Prepayments with Redemption Premium.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Note, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Redemption Premium determined for the prepayment date with respect to such principal amount as provided in Section 7.3.  The Company will give the Purchaser written notice of each optional prepayment under this Section 7.1 not less than 3 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Note to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. By noon (Mountain Time) on the date for such prepayment, the Purchaser shall notify the Company of its calculation of the amount of the Redemption Premium due on such date.

7.2.         Maturity; Surrender, etc.

In the case of each prepayment of the Note pursuant to this Section 7, the principal amount of the Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Redemption Premium.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Redemption Premium as aforesaid, interest on such principal amount shall cease to accrue.

7.3.         Redemption Premium.

The term “Redemption Premium” means, with respect to the Note, an amount calculated by Purchaser in good faith and in a commercially reasonable manner as follows:

                (A)          Purchaser will determine the difference between:  (1) the rate allocated by Purchaser on the date the rate on the Note is fixed as its cost to fund the loan represented by the Note in the manner set forth in Purchaser’s standard  methodology; minus (2) the rate estimated by Purchaser on the date of calculation to be its cost, less dealer concessions and other issuance costs, to fund a new fixed rate loan in accordance with the methodology used by the Purchaser for loans to other borrowers on the date the Note is repaid having the same fixed rate period and repayment characteristics as the balance of the Note being repaid.  If such difference is negative, then for purposes of the remaining calculations, such difference shall be deemed to be zero.

                (B)           Add ½ of 1% to such difference (such that the minimum result shall at all times be ½ of 1%).

                (C)           Divide the result determined in (B) above by the number of times interest is payable during the year.

                (D)          For each interest period (or portion thereof) during which interest was scheduled to accrue at the fixed rate of the Note, multiply the amount determined in (C) above by the principal balance scheduled to have been outstanding during such period (such that there is a calculation for each interest period during which the amount repaid was scheduled to have been outstanding at the fixed rate).

                (E)           Determine the present value of each calculation made under (D) above based upon the scheduled time that interest on the amount repaid would have been payable and a discount rate equal to the rate set forth in (A)(2) above.

(F)           Add all of the calculations made under (E) above.  The result is the Redemption Premium.

(G)           Purchaser’s determination of the Redemption Premium shall be presumed to be correct in the absence of manifest error.

Nothing contained herein shall prevent Purchaser from funding its loans in any manner as Purchaser may, in its sole discretion, elect, and the surcharges provided for herein shall not be increased or decreased based on the actual methods chosen by Purchaser to fund or hedge the loan being repaid.

8.                                      AFFIRMATIVE COVENANTS.

The Company covenants that so long as any portion of the Note is outstanding:

8.1.         Insurance.

The Company will maintain liability, casualty and other insurance (subject to customary deductibles and retentions and which may include self-insurance) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets.

8.2.         Payment of Taxes.

The Company will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it, upon its Property or any part thereof and upon its respective income or profits or any part thereof, except that Company shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax, assessment, governmental charge or levy so long as no material Property of Company is at impending risk of being seized, levied upon or forfeited.

8.3.         Corporate Existence, etc.

(a)           The Company will at all times preserve and maintain its existence in its jurisdiction of organization.

(b)           The Company will also at all times preserve and maintain all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations from any Governmental Agency that are necessary for the transaction of its business and qualify to transact business in each jurisdiction in which such qualification is necessary in view of the business or the ownership or leasing of its Properties, except where the failure to so preserve, maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

8.4.         Acquire Non-voting Participation Certificates in Purchaser.

Acquire non-voting participation certificates in Purchaser in such amounts and at such times as the Purchaser may require in accordance with its bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of such certificates that the Company may be required to purchase in connection with the loan made by Purchaser hereunder may not exceed the maximum amount permitted by the bylaws of the Purchaser at the time the Note is entered into or is renewed or refinanced by Purchaser.  The rights and obligations of the parties with respect to such certificates and any patronage or other distributions made by the Purchaser shall be governed by the Purchaser’s bylaws and capital plan (as each may be amended from time to time). As security for the Company’s obligations to Purchaser, Purchaser shall have a statutory first priority lien on all equity which the Company may now own or hereafter acquire in Purchaser and all proceeds thereof.

8.5.         Use of Proceeds.

                                The proceeds of the Note will be used to finance capital expenditures under the Company’s capital expenditure budgets for 2008-2011.

9.                                      NEGATIVE COVENANTS.

The Company covenants that so long as any portion of the Note is outstanding, or any other Obligation remains unpaid, that the Company shall not, unless the Purchaser otherwise consents:

9.1.         Disposition of Property.

In any fiscal year make one or more Dispositions of Property with a book value of more than a Substantial Portion, whether such Property is now owned or hereafter acquired, including Dispositions pursuant to any order of any Governmental Agency in an eminent domain proceeding and any settlement of any such proceeding unless, within one year of the occurrence of such Disposition, the Company applies the Net Proceeds of such Disposition to one or more of the following:

                (1)           the optional redemption of all or a portion of the Note as provided in Section 7; or

                (2)           the payment or other retirement of a portion of Indebtedness incurred or assumed by the Company which ranks pari passu with the Note); or

                (3)           the purchase of Public Utility Property (other than Property of the Company involved in such Disposition), as determined by the Board of Directors of the Company whose determination shall be conclusive and evidenced in a resolution of the Board of Directors.

9.2.         Liens on Property; Permitted Encumbrances.

Create, issue, assume, guarantee or suffer to exist any Indebtedness secured by any Lien of any nature upon any of its Properties, whether now owned or hereafter acquired, except:

(a)           Liens existing on the Closing Date and disclosed in Schedule 9.2 and any renewals/extensions, refinancings or amendments thereof, provided that the obligations secured or benefited thereby are not increased (other than for premiums or other payments required to be paid in connection therewith and the expenses incurred in connection therewith);

(b)           Liens under the Loan Documents; and

(c)           Permitted Encumbrances,

without, in each case, effectively providing that the Note (together with, if the Company shall so determine, any other Indebtedness of the Company ranking pari passu with the Note) shall be secured equally and ratably with such Indebtedness.

9.3.         Merger, Consolidation, etc.

The Company shall not consolidate with or merge with any other corporation, except mergers and consolidations of a Subsidiary into the Company (with the Company as the surviving entity), or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)           the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a Solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to the Purchaser its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Note; and

(b)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c)           the Total Indebtedness to Capitalization Ratio of the Company, its Subsidiaries and of such other corporation, on a consolidated basis, is not more than .6667 to 1 at the end of the fiscal quarter immediately preceding the merger after giving effect to the merger, consolidation or sale and any changes in Total Indebtedness since the end of such quarter (exclusive of any adjustments to Total Capitalization relating to transaction costs and accounting adjustments resulting from such transaction); and

(d)           the Total Indebtedness to EBITDA Ratio of the Company, its Subsidiaries and of such other corporation, on a consolidated basis, is not greater than 8:1 for the 12 month period preceding the end of the quarter preceding such merger, after giving effect to the merger, consolidation or sale and any changes in Total Indebtedness since the end of such quarter; and

(e)           the successor or survivor entity has agreed to conduct the principal business of the successor or survivor entity as a regulated water/wastewater public utility under the laws of one or more states of the United States.

9.4.         Change in Business.

Cease to conduct its principal business as a regulated water/wastewater public utility under the laws of one or more states of the United States of America.

9.5.         Transactions with Affiliates.

The Company will not enter into or be a party to, any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except upon fair and reasonable terms no less favorable in any material respect to the Company than would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate or as otherwise may be permitted by applicable Law.

9.6          Restrictions on Sale and Leaseback Transactions.

                                Enter into any arrangement with any Person providing for a Sale and Leaseback, unless the Net Proceeds of such sale are at least equal to the value of such Property, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced in a resolution of the Board of Directors, and the Company would be entitled, pursuant to Section 9.2 to incur Indebtedness secured by a Lien on the Property to be leased without equally and ratably securing the Note. In no event may the value of Property subject to a Sale and Leaseback, as determined by the Board of Directors of the Company as provided herein, together with the amount of Permitted Capital Indebtedness outstanding on the date of any such Sale and Leaseback exceed a Substantial Portion of the Property of the Company and its Subsidiaries on a consolidated basis.

10.                               FINANCIAL COVENANTS.

10.1.       Indebtedness.

The Company covenants and agrees that it will not create, incur or assume any Indebtedness, if an Event of Default has occurred and is continuing or if, after giving effect thereto, any of the following conditions is not satisfied:

(a)           the Total Indebtedness to Capitalization Ratio of the Company and its Subsidiaries, on a consolidated basis, would be more than .6667 to 1 at the end of the fiscal quarter immediately preceding such creation, occurrence or assumption; or

(b)           the Total Indebtedness to EBITDA Ratio of the Company and its Subsidiaries, on a consolidated basis, would be greater than 8:1 for the 12 month period preceding the end of the quarter preceding such creation, incurrence or assumption; or

(c)           an Event of Default would otherwise occur.

Notwithstanding the foregoing, the Company may incur Indebtedness solely for the purpose of repaying or refinancing existing Indebtedness so long as (i) the principal amount of such new Indebtedness does not exceed the principal amount of the existing Indebtedness refinanced or repaid (plus the premiums or other payments required to be paid in connection with such refinancing or repayment and the expenses incurred in connection therewith), (ii) the maturity of such new Indebtedness is not earlier than that of the existing Indebtedness to be refinanced or repaid, (iii) such new Indebtedness, determined as of the date of incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be refinanced or repaid, and

(iv) the new Indebtedness is pari passu with or subordinate to the Indebtedness being refinanced or repaid.

10.2.       Distributions.

The Company covenants and agrees that it will not declare or pay or make any form of Distribution, whether from capital, income or otherwise, and whether in Cash or in Property, if, at the time of the declaration or payment of such Distribution,

                (a)           an Event of Default has occurred and is continuing or,

                (b)           if after giving effect thereto the Total Indebtedness to Capitalization Ratio of the Company and its Subsidiaries, on a consolidated basis, would be more than .6667 to 1 or an Event of Default would otherwise occur.

10.3.       Rounding.

Any financial ratios required to be maintained by Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

10.4.       Accounting Terms; Covenant Calculations.

All accounting terms not specifically defined in this Agreement shall be construed in conformity with GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 9.3, 9.6, 10.1 or 10.2 would then be calculated in a different manner with different components, (i) Company and Purchaser agree to amend this Agreement in such respects as are necessary to conform these covenants to substantially the same criteria as were effective prior to such change in GAAP, and (ii) Company shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Company would have been in compliance therewith under GAAP as in effect immediately prior to such change.

10.5.       Fiscal Year.

The Company covenants and agrees that it will maintain a calendar year fiscal year.

11.                               EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Redemption Premium, if any, on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on the Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Sections 8.3(a), 9.1, 9.2, 9.3, 9.6 or 10; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 60 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from the Purchaser (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)           any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness that is outstanding in an aggregate principal amount of more than $2,500,000 beyond any period of grace provided with respect thereto for more than sixty (60) days; or (ii) the Company is in default in the performance of or compliance with any term of any Indebtedness in an aggregate outstanding principal amount of at least $2,500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g)           the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any Substantial Portion of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing;

(h)           a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any Substantial Portion of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days; or

(i)            a final judgment or judgments for the payment of money aggregating in excess of $2,500,000 are rendered against one or more of the Company and its Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged, or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay, or an agreement has not been entered into for, or an order of a Governmental Agency has not been entered permitting, the payment of such judgment over a period of more than 60 days.

12.                               REMEDIES ON DEFAULT, ETC.

12.1.       Acceleration.

(a)           If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, the Note shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, the Purchaser may at any time at its option, by notice to the Company, declare the Note to be immediately due and payable.

Upon the Note becoming due and payable under this Section 12.1, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid principal amount of the Note, plus (x) all accrued and unpaid interest thereon and (y) the Redemption Premium determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that the Purchaser has the right to maintain its investment in the Note free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Redemption Premium by the Company in the event that the Note is prepaid or is accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.       Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 12.1, the Purchaser may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.       Rescission.

At any time after the Note has been declared due and payable pursuant to clause (b) of Section 12.1, the Purchaser by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Note, all principal of and Redemption Premium, if any, on the Note that is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal and Redemption Premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Note, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 16, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Note.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.       No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of the Purchaser in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Purchaser’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by the Note upon the Purchaser shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 16, the Company will pay to the Purchaser on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of the Purchaser incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.                               PAYMENTS ON NOTE.

Payments of principal, Redemption Premium, if any, and interest becoming due and payable on the Note shall be by wire transfer of immediately available funds for the account of the Purchaser at CoBank, ACB, ABA No. 3070-8875-4, Account No. 00036798, Golden State Water Company (or such other account or in such other manner as Purchaser may at any time, by notice to the Company, direct).

14.                               EXPENSES, ETC.

14.1.       Transaction Expenses.

At the Closing, the Company shall pay an origination fee of $100,000 to the Purchaser, plus the reasonable legal expenses of Purchaser’s counsel as provided in Section 3.5. Whether or not the transaction contemplated hereby is consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Purchaser in connection with such transaction and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Note (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Note or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Note, or by reason of being a holder of the Note, and (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transaction contemplated hereby and by the Note.

14.2.       Survival.

The obligations of the Company under this Section 14 will survive the payment of the Note, the enforcement, amendment or waiver of any provision of this Agreement or the Note, and the termination of this Agreement.

15.                               ENTIRE AGREEMENT.

 All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Note embody the entire agreement and understanding between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

16.                               AMENDMENT AND WAIVER.

16.1.       Requirements.

This Agreement and the Note may be amended, and the observance of any term hereof or of the Note may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Purchaser.

16.2.       Binding Effect, etc.

 No amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the Purchaser nor any delay in exercising any rights hereunder or under the Note shall operate as a waiver of any rights of the Purchaser.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.                               NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)            if to the Purchaser or the Purchaser’s nominee, to the Purchaser or at the address set forth at the beginning hereof or such other address as the Purchaser shall have specified to the Company in writing, or

(ii)           if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the Purchaser in writing.

Notices under this Section 17 will be deemed given only when actually received.

18.                               REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser at the Closing (except the Note itself), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by the Purchaser by any photographic, photostatic, micro-film, microcard, miniature photographic or other similar process and the Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 18 shall not prohibit the Company from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

19.                               CONFIDENTIAL INFORMATION.

For the purposes of this Section 19, “Confidential Information” means information delivered to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by the Purchaser as being confidential information of the Company and its Subsidiaries, provided that such term does not include information that (a) was publicly known or otherwise known to the Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Purchaser or any person acting on the Purchaser’s behalf, (c) otherwise becomes known to the Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to the Purchaser under Section 5.1 that are otherwise publicly available.  The Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by the Purchaser in good faith to protect confidential information of third parties delivered to the Purchaser, provided that the Purchaser may deliver or disclose Confidential Information to (i) the Purchaser’s directors, officers, employees, agents, attorneys and affiliates, (to the extent such disclosure reasonably relates to the administration of the investment represented by the Purchaser’s Note), (ii) the Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (iii) any federal or state regulatory authority having jurisdiction over the Purchaser or any nationally recognized rating agency that requires access to information about the Purchaser’s loans, or (iv) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which the Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent the Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Note and this Agreement.

20.                               MISCELLANEOUS.

20.1.       Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of the Company bind and inure to the benefit of its successors and assigns, whether so expressed or not. Purchaser may not assign the Note or its rights and obligations to any other Person, other than an assignment of the Note to a nominee of Purchaser. It is understood and agreed that Purchaser’s agreement not to assign the Note and the Agreement as provided herein is a material inducement to Company in entering into this Agreement and executing and delivering the Note. Notwithstanding the foregoing, Purchaser may transfer or assign the Note in whole, but not in part, to another investor reasonably acceptable to the Company if the interest rate on the Note is reduced in an amount sufficient to compensate the Company for the loss of patronage refunds from Purchaser.

20.2.       Payments Due on Non-Business Days.

Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of or Redemption Premium or interest on the Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

20.3.       Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

20.4.       Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

20.5.       Counterparts.

This Agreement may be executed in one or more of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by each of the parties hereto.

20.6.       Governing Law.

Except to the extent governed by applicable federal law, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*     *     *     *     *

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in one or more counterparts, each executed counterpart constituting an original but all together only one agreement.

GOLDEN STATE WATER COMPANY

By	/s/ Robert J. Sprowls
Robert J. Sprowls
Its President and Chief Executive Officer

Accepted and agreed to as of the date first above written.

COBANK, ACB

By	/s/ Dave Dornbirer
Dave Dornbirer
Its Vice President
Energy & Water Division

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SCHEDULE A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Advances for Construction” means funds advanced by any Person in connection with the addition of utility plant which funds are subject to refund and, in accordance with GAAP as in effect on the date hereof, are reflected as “Other Credits” in the financial statements of the Company and its Subsidiaries, until refunded.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Aggregate Effective Amount” means, as of any date of determination and with respect to all letters of credit for the benefit of the Company then outstanding, the sum of (a) the aggregate effective face amounts of all such letters of credit not then paid by issuing bank plus (b) the aggregate amounts paid by issuing bank under such letters of credit not then reimbursed to the issuing bank by the Company.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such Indebtedness of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all principal payments.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Purchaser or Federal Reserve Banks are required or authorized to be closed.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP.

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“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a)      Government Securities due within one year after the date of the making of the Investment;

(b)      readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investor Services (“Moody’s”) or AA by Standard & Poor’s Ratings Service (“S&P”), in each case due within one year from the making of the Investment;

(c)      certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by the Purchaser or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(d)      certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Purchaser or any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(e)      repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(f)       readily marketable commercial paper or other debt Securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody’s or A-1 by S&P, in each case due within one year after the date of the making of the Investment;

(g)      “money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein

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have the benefit of a standby letter of credit issued by Purchaser or a bank described in clauses (c) or (d) above; provided that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such Investments does not exceed $10,000,000;

(h)      a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(i)       corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any state thereof, or a participation interest therein; provided that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $10,000,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Closing” is defined in Section 2.

“Closing Date” is defined in Section 2.

“Company” means Golden State Water Company, a California corporation.

“Confidential Information” is defined in Section 19.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Note.

“Disposition” means the sale, transfer or other disposition (each, a “Transfer”) in any single transaction or series of related transactions of any asset, or group of related assets, of the Company or any Subsidiary other than (a) a Transfer of Cash, Cash Equivalents, Investments

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(other than Investments in a Subsidiary), inventory or other assets sold or otherwise disposed of in the ordinary course of business of the Company or any Subsidiary, (b) a Transfer of equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by the Company or any Subsidiary and (c) a Transfer of obsolete assets no longer useful in the business of the Company or any Subsidiary and (d) a Transfer to the Company or a wholly-owned Subsidiary of the Company.

“Distribution” means, with respect to any equity Security issued by a Person, or any warrant or right to acquire any equity Security of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such equity Security, (b) declaration or (without duplication) payment by such Person or any dividend in Cash or in Property (other than in common stock or other equity Security of such Person) on or with respect to any such equity Security, (c) any Investment by such Person in the holder of any such equity  Security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such equity Security.

“EBITDA” means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) any extraordinary loss reflected in such Net Income, minus (c) any extraordinary gain reflected in such Net Income, plus (d) Interest Expense of the Company and its Subsidiaries for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of the Company and its Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation and amortization expense of the Company and its Subsidiaries for that period, plus (g) all other non-cash, non-recurring significant expenses of the Company and its Subsidiaries for that period acceptable to the Purchaser, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (d), (e), (f), and (g) only to the extent reflected in the determination of Net Income for that period. An expense is significant for this purpose if it equals or exceeds $1,000,000.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

 “Event of Default” is defined in Section 11.

 “GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America.  The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

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“Governmental Agency” means the government of

(i)            the United States of America or any State or other political subdivision thereof, or

(ii)           any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(iii)          any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of any obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection or similar arrangements in the ordinary course of business.  The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.  The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or note thereof) of Company and its Subsidiaries.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct

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or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Interest Rate Protection Agreements.  For the avoidance of doubt, Advances for Construction of the Company in the ordinary course of business, to the extent that such obligation is recorded as a liability offset by a receivable in the same amount on the financial statements of Company, will not constitute Indebtedness hereunder.  All indebtedness guaranteed as to payment of principal in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such indebtedness, and all indebtedness secured by a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, shall for all purposes hereof be deemed to be “Indebtedness” of such Person.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between the Company and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other Securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership, limited liability company and joint venture interests of such Person.  The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and administrative or judicial precedents.

“Lien” any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, affecting any Property, including any lease in the nature of a security interest.

“Loan Documents” means, collectively, this Agreement, the Note, and any other agreements of any type or nature hereafter executed and delivered by the Company in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

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“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means any set of circumstances or events which (a) has had or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or would reasonably be expected to be material and adverse to the business, condition (financial or otherwise), prospects or operations of the Company and its Subsidiaries, taken as a whole, or (c) has materially impaired or would reasonably be expected to materially impair the ability of the Company to perform its Obligations under the Loan Documents.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Income” means, with respect to any fiscal period, the consolidated net income of the Company and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Net Proceeds” means, with respect to any Disposition, the cash consideration received by the Company for such Disposition after (i) provision for all income and other taxes resulting from such Disposition, (ii) payment of all brokerage commissions, underwriting, legal, accounting, appraisal and other fees and expenses related to such Disposition, (iii) deduction of appropriate amounts to be provided by the Company as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Disposition and retained by the Company after such Disposition, including, without limitation, any indemnification obligations associated with the Disposition.

“Note” is defined in Section 1.

“Obligations” means all present and future obligations of every kind or nature of the Company at any time and from time to time owed to the Purchaser, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Indebtedness or Debtor Relief Law by or against the Company.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

 “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto

“Permitted Capital Asset Indebtedness” means Indebtedness of Company and its Subsidiaries consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the capital assets), or to refinance any such Indebtedness.

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“Permitted Encumbrances” means:

(a)      Inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(b)      Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(c)      statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to an impending risk of loss or forfeiture;

(d)      Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(e)      Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits (excluding the property subject to such lease) in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(f)       Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(g)      Liens consisting of deposits of Property to secure statutory obligations of the Company;

(h)      Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

(i)       Liens which secure indebtedness which was in existence at the time of any transaction permitted by Section 9.3 and were not created in contemplation of such transaction;

(j)       Liens securing Permitted Capital Asset Indebtedness on and limited to the capital assets acquired, constructed or financed with the proceeds of such Permitted Capital Asset Indebtedness or with the proceeds of any Indebtedness directly or

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indirectly financed by such Indebtedness; provided that the aggregate principal amount of such Indebtedness secured by such Liens and incurred by the Company and/or its Subsidiaries after the Closing Date and the value of the Property subject to a Sale and Leaseback shall not exceed a Substantial Portion of the Property of the Company and its Subsidiaries, on a consolidated basis, at any time outstanding (as determined in accordance with GAAP consistently applied);

(k)      Liens consisting of deposits of Cash and/or Cash Equivalents to secure the obligation of the Company to reimburse a lender under a letter of credit incurred in the ordinary course of business which will terminate after the maturity of the credit or reimbursement agreement related to such letter of credit; and

(l)       Liens on Property of the Company and its Subsidiaries that are immaterial in amount or type or on Property that is immaterial in value or to the conduct of the business of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

 “Public Utility Property” means Property which is used in the provision, treatment or distribution of water or wastewater or in the generation, transmission and distribution of electric energy and which is included in the rate base of a regulated public utility.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a

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right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Sale and Leaseback” means, with respect to any Person, the sale of Property owned by that Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property by the Buyer to the Seller; provided that such term shall not include any sale under threat of condemnation which involves a concurrent leasing of such Property or any sale followed by a temporary lease for a term, including renewal thereof, of not more than three years.

“Security” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Solvent” means, as of any date of determination, and as to any Person, that on such date:  (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction (including, in the case of the Company, the transactions occurring on the Closing Date); and (d) such Person is generally paying its debts as they become due.  For purposes of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

 “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substantial Portion” means, as of any date of determination, the book value of assets equal to or exceeding 15% of Total Capitalization as of the last day of the preceding fiscal year.

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 “Total Capitalization” means, at any time the sum of Total Indebtedness plus the difference between the total assets of the Company less total liabilities of the Company (each determined in accordance with GAAP; provided that contributions in aid of construction, Advances for Construction, customer deposits and similar items reducing rate base calculation shall be excluded.

“Total Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all principal Indebtedness of the Company and its Subsidiaries for borrowed money (including subordinated indebtedness, debt Securities issued by the Company and any of its Subsidiaries, the aggregate principal Indebtedness outstanding under the Note and the Aggregate Effective Amount of all outstanding Letters of Credit in favor of the Company) on that date plus (b) the aggregate amount of the principal portion of all Capital Lease Obligations of the Company and its Subsidiaries plus (c) any Guaranty Obligations of the Company and its Subsidiaries with respect to the Indebtedness of others of the types referred to in (a) and (b) above.

“Total Indebtedness to Capitalization Ratio” means the ratio of Total Indebtedness to Total Capitalization, determined as of the last day of each quarter of the fiscal year.

“Total Indebtedness to EBIDTA Ratio” means the ratio of Total Indebtedness to EBITDA, determined on the last day of each fiscal year.

“UCC” means the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of California; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Purchaser’s Lien on any collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

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EXHIBIT 1

[FORM OF NOTE]

GOLDEN STATE WATER COMPANY

6.70% SENIOR NOTE DUE MARCH 10, 2019

March 10, 2009

$40,000,000

FOR VALUE RECEIVED, the undersigned, GOLDEN STATE WATER COMPANY (the “Company”), a corporation organized and existing under the laws of the State of California, hereby promises to pay to COBANK, ACB (the “Purchaser”), the principal sum of FORTY MILLION DOLLARS on March 10, 2019 with interest (computed on the basis of a 365/6-day year) (a) on the unpaid balance thereof at the rate of 6.70% per annum from the date hereof, payable semiannually, on the first day of March and September in each year, commencing with September 1, 2009, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Redemption Premium (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement).

Payments of principal of, interest on and any Redemption Premium with respect to this Note are to be made in lawful money of the United States of America at CoBank ACB, ABA No. 3070-8875-4, Account No. 00036798, Golden State Water Company or to such other account or in such other manner as CoBank shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below.

This Note is issued pursuant to the Note Purchase Agreement, dated as of March 10, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the Purchaser and is entitled to the benefits thereof.

This Note may not be assigned by Purchaser to any other Person, other than a nominee of Purchaser.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.  If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

Except to the extent governed by applicable federal law, this Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

GOLDEN STATE WATER COMPANY

By
Robert J. Sprowls
Its President and Chief Executive Officer

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